                          ASSIGNMENT AND ASSUMPTION OF LEASE

                                    (6660 Sunset)


1.  PARTIES.

    This Assignment and Assumption of Lease (this "Assignment"), dated as of this ____ day of June, 1997, is executed by and between Hollywood Digital Limited Partnership, a Delaware Limited Partnership ("Assignor") and Todd-AO HD, Inc., a California Corporation ("Assignee").


2.  RECITALS.

    2.1. Assignor executed that certain Standard Industrial/Commercial Multi-Tenant Lease dated January 31, 1997 between Sunset-Cherokee Plaza Limited Partnership, as Landlord, and Assignor, as Tenant, for Suites J1 and J2 at 6660 Sunset Boulevard, Los Angeles, California 90028, as more particularly described in, and upon and subject to all of the terms and conditions of, the Lease.

    2.2. Assignor also executed that certain Standard Industrial/Commercial Multi-Tenant Lease dated March 20, 1997 between Sunset-Cherokee Plaza Limited Partnership, as Landlord, and Assignor, as Tenant, for Suite L at 6660 Sunset Boulevard, Los

Angeles, California 90028, as more particularly described in, and upon and subject to all of the terms and conditions of, the lease. The leases described in Section 2.1 above and this Section 2.2 are herein collectively called the "Leases."

    2.3. Concurrently with the execution and delivery of this Assignment, Assignee is acquiring substantially all of the assets of Assignor pursuant to that certain Agreement for the Purchase and Sale of Assets dated June 18, 1997 (the "Purchase Agreement"), between The Todd-AO Corporation, a Delaware corporation ("Todd-AO") and Assignee, as Purchasers, and Assignor, as Seller.

    2.4. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign all of its right, title and interest in, to and under the Leases to Assignee and Assignee desires to accept said assignment and assume all of Assignor's obligations under the Leases upon, and subject to the terms, conditions, and provisions of this Assignment.


3.  ASSIGNMENT AND ASSUMPTION.

    In consideration of the mutual promises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor's right, title and interest in, to and under the Leases, and Assignee hereby accepts said assignment and hereby assumes all of Assignor's obligations under the Leases from and after the date hereof.


4.  FURTHER ASSURANCES.

    Assignor and Assignee shall execute such documents and take such other steps as may hereafter be required in order to effectuate the intent and purposes of this Assignment.


    IN WITNESS WHEREOF, the parties have executed this Assignment as of the date and year first above written.


                                            "Assignor"

                                       HOLLYWOOD DIGITAL LIMITED
                                  PARTNERSHIP, a Delaware Limited
                                  Partnership

                                       By:  HOLLYWOOD DIGITAL, INC., a
                                            Delaware corporation, its
                                            general partner

                                            By:
                                                -----------------------------

                                            Its:
                                                 ----------------------------



                                            "Assignee"

                                       Todd-AO HD, a California corporation


                                       By:
                                           ----------------------------------

                                       Its:
                                            ---------------------------------